EXHIBIT 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of the date signed by the second party hereto between Robert M. Amen (the “Employee”), and International Flavors & Fragrances Inc., a New York corporation (the “Company”).

WITNESSETH

WHEREAS, the Employee was employed by the Company as Chief Executive Officer and served as the Company’s Chairman of the Board of Directors; and

WHEREAS, the Employee’s employment with the Company and service as a director terminated on September 30, 2009 (the “Separation Date”);

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employee and the Company agree as follows:

1.  Termination of Employment Relationship; Resignation of Officerships and Directorships.  On the Separation Date the Employee’s employment with the Company and all of its affiliates terminated, and the Employee resigned from his service as Chairman of the Board of the Company and as a director of the Company and all of its affiliates.

2.  Consideration to the Employee.  The Company shall make the following payments and provide the following additional benefits and consideration to the Employee, subject to the Employee complying with Sections 3, 4, 6 and 7 hereof:

(a)  Salary through the Separation Date.  Through and including the Separation Date, the Employee was paid his current base salary of $41,666.67 per semi-monthly pay period ($1,000,000 per year).

(b)  Incentive Compensation.  The Employee shall be entitled to his annual incentive compensation award in respect of 2009 under the Company’s Annual Incentive Plan (“AIP”), subject to achievement of the applicable performance objectives; provided, however, the 2009 AIP award shall be determined for the Employee as a percentage of his 2009 AIP target on the same basis as if he had been employed during all of 2009 (and without the Board exercising any negative discretion with respect to his award), and his 2009 AIP award shall be prorated to reflect the time that the Employee served in 2009 through the Separation Date (i.e., 75% of the 2009 AIP award).  Any earned 2009 AIP award shall be paid to the Employee in 2010 at the same time as incentive compensation awards under the AIP are paid to employees of the Company generally.  The Employee shall also be entitled to receive, subject to achievement of the applicable performance objectives, a percentage of his awards under the Company’s Long-Term Incentive Plan (“LTIP”) in accordance with the following chart:

2007-2009 Cycle
Performance Period	Proration %
Segment 1: 1/1/07 – 12/31/07	100.00%
Segment 2: 1/1/08 – 12/31/08	100.00%
Segment 3: 1/1/09 – 12/31/09	75.00%
Segment 4: 1/1/07 – 12/31/09	91.67%

2008-2010 Cycle
Performance Period	Proration %
Segment 1: 1/1/08 – 12/31/08	100.00%
Segment 2: 1/1/09 – 12/31/09	75.00%
Segment 3: 1/1/10 – 12/31/10	0.00%
Segment 4: 1/1/08 – 12/31/10	58.33%

2009-2011 Cycle
Performance Period	Proration %
Segment 1: 1/1/09 – 12/31/09	75.00%
Segment 2: 1/1/10 – 12/31/10	0.00%
Segment 3: 1/1/11 – 12/31/11	0.00%
Segment 4: 1/1/09 – 12/31/11	25.00%

Any earned 2007–2009, 2008–2010 and 2009–2011 performance cycle awards under the LTIP shall be paid to the Employee in 2010, 2011 and 2012, respectively, at the same times as awards under such cycles of the LTIP are paid to other participants in such LTIP cycles.  The Employee shall not be entitled to any other incentive compensation, whether under the AIP, LTIP or any other plans or programs, in respect of any other year.

(c)  Severance Payments.  The “Severance Period” shall be October 1, 2009 through and including September 30, 2011.  The Employee shall receive semi-monthly severance payments (“Severance Payments”) over the Severance Period, except as set forth below, of $83,331.67, which is equal to the sum of (i) his current semi-monthly base salary of $41,666.67 and (ii) $41,665.00, which is an amount equal to one-twenty-fourth (1/24th) of his 2006, 2007, and 2008 AIP averaged over the period of time between July 1, 2006 through December 31, 2008.  As a result, the Employee’s Severance Payments over the 24-month period shall aggregate to $3,999,920.  Severance Payments shall be made semi-monthly at the same times as compensation is paid to exempt United States employees of the Company.  Payments shall commence at the beginning of the 7th month after the Separation Date (April 1, 2010), and the first payment due shall be equal to $999,980 (representing 6 months of severance payments at $166,663.34 per month).  Thereafter, payments shall be made semi-monthly.

(d)  Unused Vacation.  The Company shall pay the Employee promptly after execution of this Agreement an amount equal to 5 days of accrued but unused vacation as of the Separation Date.

(e)  Equity Compensation.  The exercisability, lapsing and forfeiture of the Employee’s purchased restricted stock (“PRS”) and stock settled appreciation rights (“SSARs”)

shall be governed by the provisions of various equity award agreements between the Employee and the Company except as otherwise provided in this Section 2(e).  With respect to equity granted under the Equity Choice Program in 2007 and 2008, these PRS and SSARs shall become vested on a pro-rated basis for days worked during the particular vesting period, that being the three years ended May 8, 2010 and May 6, 2011, respectively.  Specifically, PRS granted in 2007 shall vest pro-rated at 80.1%, and SSARs granted in 2008 shall vest pro-rated at 46.8%.

(f)  Other Benefits.  Subject to the Employee’s continued co-payment of premiums, the Employee and eligible dependents shall continue to participate for the Severance Period in all welfare benefit plans under which the Employee (and eligible dependents) participated immediately prior to the Separation Date upon the same terms and conditions (except for the requirements of continued employment) in effect for active employees of the Company; provided that if such benefits are not available to former employees of the Company, the Employee shall receive the value thereof.  Notwithstanding the foregoing, in the event the Employee obtains other employment that offers comparable benefits as to any particular Company welfare plan, the coverage by the Company for such welfare plan under this subsection shall be reduced by such comparable subsequent employer benefits.  The continuation of health benefits under this Section 2(f) shall reduce and count against the Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  For the purpose of this Agreement, “Employment” shall mean the Employee’s substantially full-time participation for monetary compensation as an officer, employee, partner, principal or individual proprietor in any entity or business.

(g)  Financial Planning / Advice.  Until the expiration of the Severance Period, the Company shall reimburse the Employee up to a maximum of $50,000 for financial, tax and estate planning advice.  Reimbursement requests must include appropriate receipts from an appropriate advisor and shall be sent to the Company’s Senior Vice President, Human Resources.

(h)  Outplacement.  The Company shall arrange for the Employee to have the outplacement services of a firm selected by the Company and shall pay all fees associated therewith.  The Company agrees to cause such outplacement services to be continued until the earlier of the expiration of the Severance Period or the date on which the Employee accepts Employment.  Alternatively, the Employee may select an outplacement service provider of his choosing and the Company will reimburse such fees for outplacement services up to a maximum amount of $40,000.  Reimbursement requests shall be handled as above.

(i)  Legal Fees.  The Company shall reimbursement the Employee up a maximum of $10,000 for legal fees incurred in negotiation and preparation of this Agreement.

(j)  Retirement Plans.  The Employee’s benefits and rights under the Company’s Retirement Investment Fund Plan (401(k) plan) and Deferred Compensation Plan shall be determined under the applicable provisions of such plans.

3.  Conditions.  Any payments or benefits made or provided pursuant to Section 2 (other than Accrued Amounts) are subject to the Employee’s:

(a)  compliance with the restrictive covenant provisions of Section 4 hereof;

(b)  delivery to the Company of an executed General Release (the “General Release”), which shall be substantially in the form attached hereto as Attachment B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Company to the Employee; and

(c)  delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

4.  Restrictive Covenants

(a)  Non-Competition.  During the Non-Competition Period (defined below), the Employee shall not, acting alone or with others, directly or indirectly, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless the Employee’s interest is insubstantial, engage in or become associated with a “Competitive Activity.”  For this purpose, (A) the “Non-Competition Period” means the period of time during which the Employee is employed by the Company and the two-year period following the Employee’s Separation Date; and (B) the term “Competitive Activity” means any business or other endeavor that engages in a line of business in any geographic location that is substantially the same as either (1) any line of operating business which the Company or a subsidiary engages in, conducts, or, to the Employee’s knowledge, has definitive plans to engage in or conduct, or (2) any operating business that has been engaged in or conducted by the Company or a subsidiary and as to which, to the Employee’s knowledge, the Company or subsidiary has covenanted in writing, in connection with the disposition of such business, not to compete therewith.  The Compensation Committee of the Board of Directors (the “Committee”) shall, in the reasonable exercise of its discretion, determine which lines of business the Company and its subsidiaries conduct as of the Employee’s termination date and which third parties may reasonably be deemed to be in competition with the Company and its subsidiaries.  For purposes of this Section 4(a), the Employee’s interest as a shareholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding stock, and the Employee’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity.

(b)  Non-Solicitation.  During the Non-Competition Period, the Employee, acting alone or with others, directly or indirectly, shall not (A) induce any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (B) induce, or attempt to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service.

(c)  Confidentiality.  The Employee shall not at any time disclose, use, sell, or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operation and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process.

(d)  Cooperation.  The Employee shall provide reasonable cooperation with the Company or any subsidiary or affiliate by making himself available (consistent with the Employee’s reasonable commitments) to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and otherwise assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.  The Company shall reimburse the Employee for any out-of-pocket expenses which the Employee incurs in connection with such cooperation; provided that if such cooperation requires the Employee’s time commitment of more than 3 days (8 hours per day) within a 30 days rolling period, the Company shall pay the Employee a per diem amount equal to the daily amount of the Employee’s annual base salary.

(e)  Non-Disparagement.  Each of the Employee and the Company agrees that at no time shall either the Employee or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company.

(f)  Effect of Failure to Comply with Obligations.  The Company shall have no obligations to make payments or provide benefits to the Employee under this Agreement if he has failed or fails to comply with the obligations set forth in Sections 3(a) through 3(e) during or prior to the Severance Period, other than inadvertent and inconsequential events constituting non-compliance.

(g)  Clawback Provision.  If the Employee has failed to comply with the obligations under Sections 3(a), 3(b), 3(c) or 3(d) (other than an inadvertent and inconsequential event constituting non-compliance) during his employment with the Company or the Severance Period, all of the following forfeitures shall result:

(i)  The unexercised portion of any option or SSAR, whether or not vested, and any other award not then vested shall be immediately forfeited and canceled.

(ii)  The Employee shall be obligated to repay to the Company, in cash, within ten (10) business days after demand is made therefor by the Company,

(1)  the total amount of any cash payments made to the Employee under Sections 2(c) and (f);

(2)  other cash amounts paid to the Employee under any AIP and LTIP awards since the date two years prior to the Separation Date; and

(3)  the Award Gain (as defined below) realized by the Employee upon each exercise of an option or SSAR or settlement of a PRS or restricted stock unit award (regardless of any elective deferral) since the date two years prior to the Separation Date.  For purposes of this Section 4, the term “Award Gain” shall mean (i), in respect of a given option or SSAR exercise, the product of (X) the fair market value per share of stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares or stock appreciation rights as to which the option or SSAR was exercised at that date, and (ii), in respect of any other settlement of an award granted to the Employee, the fair market value of the cash or stock paid or payable to the Employee (regardless of any elective deferral) less any cash or the fair market value of any stock or property (excluding any payment of tax withholding) paid by the Employee to the Company as a condition of or in connection with such settlement.

(h)  Equitable Relief and Other Remedies.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)  Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

5.  Entire Consideration.  The Employee understands and agrees that the payments and benefits provided for in this Agreement (a) are the only payments and benefits to which he is entitled relating to his employment and/or in connection with the termination of his employment with the Company, and (b) are being provided to him in consideration for his signing of the Agreement and the “Release,” as defined in Section 6, which consideration he agrees is adequate and satisfactory to him.

6.  Release.  As a condition to the Employee’s entitlement to the compensation, payments and benefits provided for in Section 2 hereof (other than subsections (a), (d) and (g) thereof), the Employee shall have executed and delivered to the Company a release in the form attached hereto as Schedule I (the “Release”), and such Release shall have become irrevocable.  If the Employee exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio.

7.  Return of Property.  Except as otherwise provided in this Section 7, the Employee expressly agrees that, on or before the Separation Date, he shall return to the Company all property of the Company and its affiliates including, but not limited to, any and all files, computers, computer equipment and software and diskettes, blackberries, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company and its affiliates or their customers or operations.  The Employee affirms that he shall not retain copies of any such property or other materials.  Notwithstanding the foregoing, the Employee shall not be required to return his rolodexes, personal diaries and correspondence.

8.  Tax and Withholding.  Any Federal, State and/or local income, personal property, franchise, excise or other taxes owed by the Employee as a result of the payments or benefits provided under the terms of this agreement shall be the sole responsibility and obligation of the Employee.  The parties hereto agree and acknowledge that the Company shall withhold from any payments made or benefits provided to the Employee any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2.

9.  No Oral Modification; Controlling Document.  This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.  If there is a conflict between any provision of this Agreement and any provision of any other agreement, policy, plan or other document, the provision of this Agreement shall control.

10.  Resolution of Disputes.  Except as provided in Section 4, any disputes under or in connection with this Agreement shall be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The Company shall pay for the cost of the arbitrator.  Otherwise, each party shall bear its own costs, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this Agreement; provided that the Company shall pay the Employee’s reasonable attorneys fees if he prevails on a material issue in dispute in the arbitration.  Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which he is entitled at the time the dispute arises.

11.  Severability.  In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

12.  Governing Law.  This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

13.  Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators,

representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, his executors, administrators, heirs and legal representatives.

14.  Notices.  All notices required pursuant to this Agreement shall be in writing and shall be deemed given if mailed, postage prepaid, or if delivered by fax or by hand, to a party at the address set forth below:

If to the Employee:

Robert M. Amen
At the most recent address found in the Company records

If to the Company:

International Flavors & Fragrances Inc.
521 West 57th Street
New York, New York  10019
Attention:  Corporate Secretary

Any change in address by either party shall be effective when notified to the other party as aforesaid.

15.  Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.  Signatures delivered by facsimile (including scanned signatures delivered by e-mail) shall be considered for all purposes under this letter agreement to be original signatures.

16.  Acknowledgement of Knowing and Voluntary Release; Revocation Right.  The Employee certifies that he has read the terms of this Agreement.  The execution hereof by the Employee shall indicate that this Agreement conforms to the Employee’s understandings and is acceptable to him as a final agreement.  It is further understood and agreed that the Employee has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement and that he has been given a reasonable and sufficient period of time of not less than 21 days in which to consider and return this Agreement.

17.  Indemnification; Liability Insurance.  The Company agrees to indemnify the Employee and hold him harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from his good faith performance of his duties and obligations to the Company.  The Company shall cover the Employee under directors and officers liability insurance after the Separation Date while potential liability exists in the same amount and to the same extent as the Company covers its other officers and directors.

WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.

/s/ Robert M. Amen Robert M. Amen	October 13, 2009 Date
INTERNATIONAL FLAVORS & FRAGRANCES INC. /s/ Arthur C. Martinez Name: Arthur C. Martinez Title: Lead Director	October 14, 2009 Date

SCHEDULE I

GENERAL RELEASE

In consideration for the severance benefits described in Section 2 of the Separation Agreement, dated September 30, 2009, to which this General Release is attached, I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its successors, assigns, agents, directors, officers, executives, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known or unknown, which I have or claim to have arising out of facts and circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of my execution of this Agreement against each or any of the Releasees.  This release (the “Release”) pertains to, but is in no way limited to, all matters relating to or arising out of my employment and the cessation of my employment with the Company and all claims for severance benefits or other payments which are not express obligations of the Company under this Agreement, or otherwise.  The Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other federal, state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.

Notwithstanding anything herein to the contrary, this General Release does not apply to:  (i) claims that arise after my Separation Date (as defined in the Separation Agreement); (ii) my rights under any tax-qualified pension plan or claims for accrued, vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (iii) worker’s compensation claims and any other claims that cannot be waived by law; (iv) my rights to enforce the Separation Agreement; or (v) my rights as a stockholder.

This Agreement is not intended to and does not interfere with the Equal Employment Opportunity Commission’s right to enforce anti-discrimination laws or to seek relief that shall benefit the public and any victim of unlawful employment practices who has not waived his or her claims.  Therefore, by signing the Release, I waive any right to personally recover against the Company, but I am not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC, concerning an alleged discriminatory practice of the Company.

I hereby represent that I have been given a period of twenty-one (21) days to review and consider this Release before signing it.  I further understand that I may use none or as much of this twenty-one (21) day period as I wish prior to signing.

I acknowledge that I have consulted with an attorney before signing this Release.

I acknowledge that I may revoke this Release within seven (7) days after I sign it by delivering a written notice of revocation to:  Dennis M. Meany, Senior Vice President, General Counsel &

SCHEDULE I – Page 1

Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.  I acknowledge that, for such revocation to be effective, Dennis M. Meany must receive written notice not later than the close of business on the seventh day after the day on which I execute this Release.  If I revoke this Release, it shall not be effective and shall be null and void.

I ACKNOWLEDGE THAT I HAVE READ THIS RELEASE, UNDERSTAND IT AND AM VOLUNTARILY EXECUTING IT.

(PLEASE READ THIS RELEASE CAREFULLY.  IT COVERS ALL KNOWN AND UNKNOWN CLAIMS.)

IN WITNESS WHEREOF, I have executed this General Release this 13th day of October, 2009.

/s/ Robert M. Amen
Robert M. Amen

Signature of Witness:
Print Name of Witness:
Address of Witness:

SCHEDULE I – Page 2